Exhibit 15

September 28, 2006

Board of Directors

Allstate Life Insurance Company

Northbrook, Illinois

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim consolidated financial information of Allstate Life Insurance Company and subsidiaries for the periods ended March 31, 2006 and 2005, and June 30, 2006 and 2005, and have issued our reports dated May 8, 2006, and August 4, 2006, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, and June 30, 2006, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Chicago, Illinois